Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of DSW Inc. and the effectiveness of DSW Inc.’s, internal control over financial reporting dated March 30, 2009, appearing in the Annual Report on Form 10-K of DSW Inc. for the year ended January 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
June 8, 2009